INVESTMENT SUB-ADVISORY AGREEMENT

This AGREEMENT is made as of the   day of   2014, by and among Madison Street Partners, LLC, a Delaware limited liability company located at 3200 Cherry Creek South Drive, Suite 360, Denver, CO 80209 (the “Sub-Adviser”), and Balter Liquid Alternatives, a Delaware limited liability corporation located at 125 High Street, Oliver Street Tower, Suite 802, Boston, MA 02110 (the “Manager”).

WHEREAS, the Manager and the Sub-Adviser are each registered as investment advisers under the Investment Advisers Act of 1940 (the “Advisers Act”); and

WHEREAS, Professionally Managed Portfolios, a Massachusetts business trust located at 615 East Michigan Street, Milwaukee, WI  53202 (the “Trust”), is engaged in business as an open-end investment company with one or more series of shares and is registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Trust has retained the Manager to perform investment advisory services for that certain fund within the Trust set forth on Schedule A (the “Fund”) under the terms of an investment advisory agreement, dated December 31, 2013, between the Manager and the Trust on behalf of the Funds (the “Management Agreement”); and

WHEREAS, the Manager, acting pursuant to the Management Agreement, wishes to retain the Sub-Adviser, and the Trust’s Board has approved the retention of the Sub-Adviser, to provide investment advisory services to a portion of the assets (the “Allocated Portion”) of the Fund;

WHEREAS, the Fund is a separate series of the Trust having separate assets and liabilities; and

WHEREAS, the Trust and the Fund are third party beneficiaries of such arrangements;

NOW, THEREFORE, WITNESSETH: That the parties, which shall include the Trust on behalf of the Fund for the purposes of the indemnification provisions of Section 6, hereby agree as follows:

1.	APPOINTMENT OF SUB-ADVISER.

(a)
Acceptance.  The Sub-Adviser is hereby appointed and the Sub-Adviser hereby accepts the appointment, on the terms herein set forth and for the compensation herein provided, to act as investment adviser to the Allocated Portion.

(b)
Independent Contractor.  The Sub-Adviser shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or be deemed an agent of the Fund.

(c)
The Sub-Adviser’s Representations.  The Sub-Adviser represents, warrants and agrees that it has all requisite power and authority to enter into and perform its obligations under this Agreement, and has taken all necessary corporate action to authorize its execution, delivery and performance of this Agreement.  The Sub-Adviser represents, warrants and agrees that it is registered as an adviser under the Investment Advisers Act of 1940, as amended.

(d)
The Manager’s Representations.  The Manager represents, warrants and agrees that it has all requisite power and authority to enter into and perform its obligations under this Agreement, and has taken all necessary corporate action to authorize its execution, delivery and performance of this Agreement.  The Manager further represents, warrants and agrees that it has the authority under the Management Agreement to appoint the Sub-Adviser.   The Manager further represents and warrants that it has received a copy of Part II of the Sub-Adviser’s Form ADV.  The Manager further represents and warrants that the Fund is either (i) excluded from the definition of the term “pool” under Section 4.5 of the General Regulations under the Commodity Exchange Act (“Rule 4.5”), or (ii) a qualifying entity under Rule 4.5(b) for which a notice of eligibility has been filed.

(e)
Plenary authority of the Board of Trustees.  The Sub-Adviser and Manager both acknowledge that the Fund is a mutual fund that operates as a series of the Trust under the authority of the Board of Trustees.

2.	PROVISION OF INVESTMENT SUB-ADVISORY SERVICES.

The Sub-Adviser will provide for the Fund, with respect to the Allocated Portion, a continuing and suitable investment program consistent with the investment policies, objectives and restrictions of the Fund, as established by the Fund and the Manager and provided to the Sub-Adviser in writing.  The current policies, objectives and restrictions are attached hereto as Exhibit A.  From time to time, the Manager or the Fund may provide the Sub-Adviser with written copies of additional or amended investment policies, guidelines and restrictions, which shall become effective at such time as agreed upon by both parties.  The Sub-Adviser will manage the investment and reinvestment of the assets in the Allocated Portion, and perform the functions set forth below, subject to the overall supervision, direction, control and review of the Manager, consistent with the applicable investment policies, guidelines and restrictions, or any directions or instructions delivered to the Sub-Adviser in writing by the Manager or the Fund from time to time, and further subject to the plenary authority of the Fund’s Board of Trustees.  Consistent with Exhibit A, or unless otherwise directed in writing by the Manager or the Fund, the Sub-Adviser shall have full discretionary authority to manage the investment of the assets in the Allocated Portion, including the authority to purchase, sell, cover open positions, and generally to deal in securities, options, short-term investment vehicles and other property comprising or relating to the Allocated Portion.  For sake of clarity, it is understood by all parties that the Sub-Adviser shall not be responsible for any liability or losses resulting from actions taken pursuant to directions or instructions delivered to the Sub-Adviser in writing by the Manager or the Fund (which shall be deemed to be the actions of the Manager and/or the Fund for all purposes hereunder).

In addition, the Sub-Adviser will, at its own expense:

(a)
advise the Manager and the Fund in connection with investment policy decisions to be made by it regarding the Allocated Portion and, upon request, furnish the Manager and the Fund with research, economic and statistical data in connection with its management of the Allocated Portion;

(b)
submit such reports and information as the Manager or the Fund may reasonably request to assist the Fund’s custodian (the “Custodian”) in its determination of the market value of securities held in the portfolio comprising the Allocated Portion;

(c)	place orders for purchases and sales of portfolio investments for the Allocated Portion;

(d)	give instructions to the Custodian concerning the delivery of securities and transfer of cash for the Allocated Portion;

(e)
maintain and preserve the records relating to its activities hereunder required by applicable law to be maintained and preserved by the Manager, to the extent not maintained by the Manager or another agent of the Fund and to the extent that the Sub-Adviser has been notified in writing of the specific records it shall be required to maintain.  The Sub-Adviser hereby agrees that all records which it maintains for the Fund are the property of the Fund and further agrees to surrender promptly to the Fund copies of any such records upon the Fund’s request, provided that the Sub-Adviser shall be entitled to retain copies of such records for its own internal compliance purposes;

(f)
as soon as practicable after the close of business each day but no later than 11:00 a.m. Eastern time the following business day, provide the Custodian with copies of trade tickets for each transaction effected for the Allocated Portion, provide copies to the Manager and the Fund upon request, and promptly forward to the Custodian copies of all brokerage or dealer confirmations;

(g)
as soon as practicable following the end of each calendar month, provide the Manager and the Fund with written statements showing all transactions effected for the Allocated Portion during the month (to the extent that such materials shall not already be available to the Manager and the Fund), a summary listing all investments held in the Allocated Portion as of the last day of the month, and such other information related to the Allocated Portion as the Manager or the Fund may reasonably request in connection with any accounting or marketing services that the Manager provides for the Fund.  The Manager and the Fund acknowledges that Sub-Adviser and Custodian may use different pricing vendors, which may result in valuation discrepancies;

(h)
absent specific instructions to the contrary provided to it by the Manager or the Fund, and subject to its receipt of all necessary voting materials, vote all proxies with respect to investments included in the Allocated Portion in accordance with the Sub-Adviser’s proxy voting policy as most recently provided to the Manager and approved by the Trust.  The Manager hereby delegates to the Sub-Adviser the Manager’s discretionary authority to exercise voting rights with respect to the securities and investments of the Allocated Portion of the Fund. The Sub-Adviser’s proxy voting policies shall comply with any rules or regulations promulgated by the Securities and Exchange Commission (“SEC”) under the Advisers Act.  The Sub-Adviser shall maintain and preserve a record, in an easily-accessible place for a period of not less than three (3) years (or longer, to the extent required by law and directed by the Manager in writing), of the Sub-Adviser’s voting procedures, of the Sub-Adviser’s actual votes, and such other information required for the Fund to comply with any rules or regulations promulgated by the SEC under the Advisers Act.  The Sub-Adviser shall supply updates of this record to the Manager or any authorized representative of the Manager, or to the Fund on a quarterly basis (or more frequently, if required by law).  The Sub-Adviser shall provide the Manager and the Fund with information regarding the policies and procedures that the Sub-Adviser uses to determine how to vote proxies relating to the Allocated Portion. The Fund may request that the Sub-Adviser vote proxies for the Allocated Portion in accordance with the Fund’s proxy voting policies;

(i)
To the extent reasonably requested by the Trust, use its commercially reasonable efforts to assist the Chief Compliance Officer of the Trust as he or she may request for purposes of compliance with Rule 38a-1 under the 1940 Act, as amended (the “1940 Act”) including, without limitation, providing the Chief Compliance Officer of the Trust with (a) current copies of the compliance policies and procedures of the Sub-Adviser in effect from time to time (including prompt notice of any material changes thereto), and (b) upon request, a certificate of the chief compliance officer of the Sub-Adviser to the effect that the policies and procedures of the Sub-Adviser are reasonably designed to prevent violation of the Advisers Act; and

(j)
Except as permitted by the Trust’s policies and procedures, not disclose but shall treat confidentially all information in respect of the portfolio investments of the Fund, including, without limitation, the identification and market value or other pricing information of any and all portfolio securities or other financial instruments held by the Fund, and any and all trades of portfolio securities or other transactions effected for the Fund (including past, pending and proposed trades), provided that the Sub-Adviser shall be permitted to make such disclosures as are required by applicable laws and regulations, and to respond to formal requests by any securities regulator or other applicable governmental or quasi-governmental authority (SRO e.g.).  In addition, and notwithstanding anything to the contrary herein, nothing herein shall be deemed to restrict the Sub-Adviser’s ability to manage other investment portfolios (other than as restricted by Section 8 of this Agreement) which may include investments in the same securities as the Allocated Portion.

The Fund or its agent will provide timely information to the Sub-Adviser regarding such matters as inflows to and outflows from the Fund and the cash requirements of, and cash available for investment in, the Fund.  The Fund or its agent will timely provide the Sub-Adviser with copies of monthly accounting statements for the Fund, and such other information as may be reasonably necessary or appropriate in order for the Sub-Adviser to perform its responsibilities hereunder.

Manager will be responsible for all class actions and lawsuits involving the Fund or securities held, or formerly held, in the Fund.  Sub-Adviser is not required to take any action or to render investment-related advice with respect to lawsuits involving the Fund, including those involving securities presently or formerly held in the Fund, or the issuers thereof, including actions involving bankruptcy.  In the case of notices of class action suits received by Sub-Adviser involving issuers presently or formerly held in the Fund, Sub-Adviser shall promptly forward such notices to Manager and, with the consent of the Manager, may provide information about the Fund to third parties for purposes of participating in any settlements relating to such class actions.

3.	ALLOCATION OF EXPENSES.

Each party to this Agreement shall bear the costs and expenses of performing its obligations hereunder.  In this regard, the Manager specifically agrees that the Fund shall assume the expense of:

(a)	brokerage commissions for transactions in the portfolio investments of the Fund and similar fees and charges for the acquisition, disposition, lending or borrowing of such portfolio investments;

(b)	custodian fees and expenses;

(c)	all taxes, including issuance and transfer taxes, and reserves for taxes payable by the Fund to federal, state or other government agencies; and

(d)	interest payable on any Fund borrowings.

The Sub-Adviser specifically agrees that with respect to the operation of the Fund, the Sub-Adviser shall be responsible for providing the personnel, office space and equipment reasonably necessary to provide its sub-advisory services with respect to the Allocated Portion hereunder , and (ii) the reasonable costs of any special Board of Trustees meetings or shareholder meetings convened for the primary benefit of the Sub-Adviser.  If the Manager has agreed to limit the operating expenses of the Fund, the Manager shall also be solely responsible on a monthly basis for any operating expenses that exceed the agreed upon expense limit.  Nothing in this Agreement shall alter the allocation of expenses and costs agreed upon between the Fund and the Manager in the Management Agreement or any other agreement to which they are parties.  Nothing herein shall be deemed to allocate any costs or expenses to the Sub-Adviser except as expressly noted in the first sentence of this paragraph.

4.	SUB-ADVISORY FEES.

For all of the services rendered with respect to the Fund as herein provided, the Manager shall pay to the Sub-Adviser a fee (for the payment of which the Fund shall have no obligation or liability), based on the Current Net Assets of the Allocated Portion (as defined below), as set forth in Schedule A attached hereto and made a part hereof.  Such fee shall be accrued daily and payable quarterly, as soon as practicable after the last day of each calendar quarter.  In the case of termination of this Agreement with respect to the Fund during any calendar month, the fee with respect to the Allocated Portion shall accrue and be payable up to, but excluding, the date of termination and shall be paid promptly following such termination.  For purposes of computing the amount of advisory fee accrued for any day, “Current Net Assets” shall mean the Allocated Portion’s net assets as of the most recent preceding day for which the Fund’s net assets were computed.

5.	PORTFOLIO TRANSACTIONS.

In connection with the investment and reinvestment of the assets of the Fund, the Sub-Adviser is authorized to select the brokers or dealers that will execute purchase and sale transactions for the Fund’s portfolio (the “Portfolio”) and to use all reasonable efforts to obtain the best available price and most favorable execution with respect to all such purchases and sales of portfolio securities for said Portfolio.  The Sub-Adviser may take into consideration the best net price available; the reliability, integrity and financial condition of the broker-dealer; the size of and difficulty in executing the order; and the value of the expected contribution of the broker-dealer to the investment performance of the Fund on a continuing basis.  The Sub-Adviser shall maintain records adequate to demonstrate compliance with the requirements of this section.  Subject to the policies as the Board of Trustees of the Fund may determine and consistent with Section 28(e) of the Securities Exchange Act of 1934, as amended, the Sub-Adviser shall have the right to follow a policy of selecting brokers who furnish brokerage and research services to the Fund or to the Sub-Adviser, and who charge a higher commission rate to the Fund than may result when allocating brokerage solely on the basis of seeking the most favorable price and execution.  The Sub-Adviser shall determine in good faith that such higher cost was reasonable in relation to the value of the brokerage and research services provided and shall make reasonable reports regarding such determination and description of the products and services obtained if so requested by the Fund.

The Manager and the Fund authorize and empower the Sub-Adviser to direct the Custodian to open and maintain brokerage accounts for securities and other property (all such accounts hereinafter called “brokerage accounts”) for and in the name of the Fund and to execute for the Fund as its agent and attorney-in-fact standard customer agreements with such broker or brokers as the Sub-Adviser shall select as provided above.  The Sub-Adviser may, using such of the securities and other property in the Fund as the Sub-Adviser deems necessary or desirable, direct the Custodian to deposit for the Fund original and maintenance brokerage and margin deposits and otherwise direct payments of cash, cash equivalents and securities and other property into such brokerage accounts and to such brokers as the Sub-Adviser deems desirable or appropriate.  The Sub-Adviser shall cause all securities and other property purchased or sold for the Fund to be settled at the place of business of the Custodian or as the Custodian shall direct.  All securities and other property of the Fund shall remain in the direct or indirect custody of the Custodian.  The Sub-Adviser shall notify the Custodian as soon as practicable of the necessary information to enable the Custodian to effect such purchases and sales.

The Sub-Adviser further shall have the authority to instruct the Custodian (i) to pay cash for securities and other property delivered to the Custodian for the Fund, (ii) to deliver securities and other property against payment for the Fund, and (iii) to transfer assets and funds to such brokerage accounts as the Sub-Adviser may designate, all consistent with the powers, authorities and limitations set forth herein.  The Sub-Adviser shall not have authority to cause the Custodian to deliver securities and other property, or pay cash to the Sub-Adviser except as expressly provided herein.

6.	LIABILITY; STANDARD OF CARE.

The Sub-Adviser, its affiliates, agents and employees, shall be indemnified by the Manager against all liabilities, losses or claims (including reasonable expenses arising out of defending such liabilities, losses or claims):

(a)
arising from Fund’s or the Manager’s directions to the Sub-Adviser or Custodian, or brokers, dealers or others with respect to the making, retention or sale of any investment or reinvestment hereunder; or

(b)	arising from the acts or omissions of the Manager, the Custodian or the Fund, their respective affiliates, agents or employees; and

(c)
arising from the services of the Sub-Adviser hereunder for the Allocated Portion of the Fund, except for any such liability or loss which is due to the gross negligence, willful misconduct, or bad faith of the Sub-Adviser, its affiliates, agents and employees, or the Sub-Adviser’s reckless disregard of its duties and obligations.  The Sub-Adviser shall also be without liability hereunder for any action taken or omitted by it in good faith and without gross negligence.

The Sub-Adviser shall comply with all applicable laws and regulations in the discharge of its duties under this Agreement; shall (as provided in Exhibit A) comply with the investment policies, guidelines and restrictions of the Fund in effect as of the date hereof and such changes thereto as the parties may mutually agree from time to time; shall act at all times in the best interests of the Fund; and shall discharge its duties with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of a similar enterprise. The Sub-Adviser shall be liable to the Fund for any loss (including brokerage charges) incurred by the Fund as a result of a breach by the Sub-Adviser of the investment guidelines and restrictions applicable to it, as set forth in the Fund’s current prospectus and Statement of Additional Information, copies of which have been provided to the Sub-Adviser, including any amendments thereto as to which the Sub-Adviser shall have been notified in writing at least 5 business days in advance of such amended guidelines and restrictions becoming effective on the Sub-Adviser.

However, the Sub-Adviser shall not be obligated to perform any service not described in this Agreement, and shall not be deemed by virtue of this Agreement to have made any representation or warranty that any level of investment performance or level of investment results will be achieved.

Except as otherwise provided in this Agreement, each party to this Agreement (as an “Indemnifying Party”), including the Trust on behalf of the Fund, shall indemnify and hold harmless the other party and the shareholders, directors, officers, and employees of the other party (any such person, an “Indemnified Party”) against any loss, liability, claim, damage, or expense (including the reasonable cost of investigating and defending any alleged loss, liability, claim, damage, or expense and reasonable counsel fees incurred in connection therewith) arising out of the Indemnifying Party’s performance or non-performance of any duties under this Agreement, provided, however, that indemnification shall not be paid hereunder with respect to any matter to the extent to which the loss, liability, claim, damage, or expense was determined by a court of competent jurisdiction to have been caused by the Indemnified Party’s willful misfeasance, bad faith, or negligence in the performance of duties hereunder or reckless disregard of obligations and duties under this Agreement, and provided further, however, that the Sub-Adviser shall only be required to indemnify and hold harmless an Indemnified Party to the extent the loss, liability, claim, damage, or expense of such Indemnified Party was attributable to the Sub-Adviser’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its obligations or duties hereunder.

If indemnification is to be sought hereunder, then the Indemnified Party shall promptly notify the Indemnifying Party of the assertion of any claim or the commencement of any action or proceeding in respect thereof; provided, however, that the failure so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may otherwise have to the Indemnified Party provided such failure shall not affect in a material adverse manner the position of the Indemnifying Party or the Indemnified Party with respect to such claim. Following such notification, the Indemnifying Party may elect in writing to assume the defense of such action or proceeding and, upon such election, it shall not be liable for any legal costs incurred by the Indemnified Party (other than reasonable costs of investigation previously incurred) in connection therewith, unless (i) the Indemnifying Party has failed to provide counsel reasonably satisfactory to the Indemnified Party in a timely manner or (ii) counsel which has been provided by the Indemnifying Party reasonably determines that its representation of the Indemnified Party would present it with a conflict of interest. Notwithstanding the foregoing, the Indemnified Party shall be entitled to employ separate counsel at its own expense and, in such event, the Indemnified Party may participate in such defense as it deems necessary.

The provisions of this paragraph 6 shall not apply in any action where the Indemnified Party is the party adverse, or one of the parties adverse, to the other party.

7.	TERM AND TERMINATION OF THIS AGREEMENT; NO ASSIGNMENT

(a) This Agreement shall go into effect as to the Fund on the date set forth above and shall, unless terminated as hereinafter provided, continue in effect for a period of two years from the date of approval by shareholders of the Fund at a meeting called for the purpose of such approval.  This Agreement shall continue in effect thereafter for additional periods not exceeding one (l) year so long as such continuation is approved for the Fund at least annually by (i) the Board of Trustees of the Trust or by the vote of a majority of the outstanding voting securities of the Fund and (ii) the vote of a majority of the Trustees of the Trust who are not parties to this Agreement nor interested persons thereof, cast in person at a meeting called for the purpose of voting on such approval. The terms “majority of the outstanding voting securities” and “interested persons” shall have the meanings as set forth in the 1940 Act;

(b) This Agreement may be terminated by the Trust on behalf of the Fund at any time without payment of any penalty, by the Board of Trustees of the Trust, by the Manager, or by vote of a majority of the outstanding voting securities of a Fund without the payment of any penalties, upon sixty (60) days’ written notice to the Sub-Adviser, and by the Sub-Adviser upon sixty (60) days’ written notice to the Fund and the Manager.  In the event of a termination, the Sub-Adviser shall cooperate in the orderly transfer of the Fund’s affairs and, at the request of the Board of Trustees or the Manager, transfer any and all books and records of the Fund maintained by the Sub-Adviser on behalf of the Fund; and

(c) This Agreement shall terminate automatically in the event of any transfer or assignment thereof, as defined in the 1940 Act.  This Agreement will also terminate in the event that the Management Agreement is terminated.

8.	EXCLUSIVITY

Except as set forth herein or otherwise agreed in writing by the Manager and the Sub-Adviser, during the term of this Agreement, the Sub-Adviser shall not provide investment advisory, supervisory and other services to any investment company registered under the 1940 Act other than the Fund and any other funds that are series of the Trust.  Such exclusivity does not apply: (1) if the total contributed capital in the Allocated Portion (after giving effect to any redemptions but excluding market fluctuations) is less than $20 million; and/or (2) if the Manager engages more than five (5) sub-advisers to provide services for the Fund.

9.	AGGREGATION OF ORDERS

Nothing in this Agreement shall preclude the combination of orders for the sale or purchase of portfolio securities of the Fund with those for other accounts managed by the Sub-Adviser or its affiliates, if orders are allocated in a manner deemed equitable by the Sub-Adviser among the accounts and at a price approximately averaged.  The Sub-Adviser agrees that (i) it will not aggregate transactions unless aggregation is consistent with its duty to seek best execution; (ii) no account will be favored over any other account; each account participating in an aggregated order will participate at the average share price for all transactions in that security or a given business day, with transaction costs shared pro-rata based on each account’s participation in the transaction; and (iii) allocations will be made in accordance with the Sub-Adviser’s compliance policies and procedures.

10.	NO SHORTING; NO BORROWING

The Sub-Adviser agrees that neither it nor any of its officers or employees shall take any short position in the shares of the Fund. This prohibition shall not prevent the purchase of such shares by any of the officers or employees of the Sub-Adviser or any trust, pension, profit-sharing or other benefit plan for such persons or affiliates thereof, at a price not less than the net asset value thereof at the time of purchase, as allowed pursuant to rules promulgated under the 1940 Act. The Manager agrees that neither it nor any of its officers or employees shall borrow from the Fund or pledge or use the Fund's assets in connection with any borrowing not directly for the Fund's benefit. For this purpose, failure to pay any amount due and payable to the Fund (which is not then subject to any good faith dispute as to whether or how much may be owed) for a period of more than thirty (30) days shall constitute a borrowing.

11.	AMENDMENT

No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by all parties.

12.	NONPUBLIC PERSONAL INFORMATION.

Notwithstanding any provision herein to the contrary, the Sub-Adviser hereto agrees on behalf of itself and its directors, trustees, shareholders, officers, and employees (1) to treat confidentially and as proprietary information of the Fund (a) all records and other information relative to the Fund’s prior, present, or potential shareholders (and clients of said shareholders) and (b) any Nonpublic Personal Information, as defined under Section 248.3(t) of Regulation S-P (“Regulation S-P”), promulgated under the Gramm-Leach-Bliley Act (the “G-L-B Act”), and (2) except after prior notification to and approval in writing by the Trust, not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, or as otherwise permitted by Regulation S-P or the G-L-B Act, and if in compliance therewith, the privacy policies adopted by the Trust and communicated in writing to the Sub-Adviser.  Such written approval shall not be unreasonably withheld by the Trust, and provided that such consent shall not be required in connection with any disclosure as may be required by applicable laws and regulations, or in instances that the Sub-Adviser may be exposed to civil or criminal contempt or other proceedings for failure to comply after being requested to divulge such information by duly constituted authorities.

13.	CERTIFICATIONS; DISCLOSURE CONTROLS AND PROCEDURES

The Sub-Adviser acknowledges that, in compliance with the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and the implementing regulations promulgated thereunder, the Trust and the Fund are required to make certain certifications and have adopted disclosure controls and procedures. To the extent reasonably requested by the Trust, the Sub-Adviser agrees to use its best efforts to assist the Trust and the Fund in complying with the Sarbanes-Oxley Act and implementing the Trust’s disclosure controls and procedures.  The Sub-Adviser agrees to inform the Trust of any material development related to the Fund that the Sub-Adviser reasonably believes is relevant to the Fund’s certification obligations under the Sarbanes-Oxley Act.

In addition to the foregoing, the Sub-Adviser shall timely provide to the Manager and the Chief Compliance Officer of the Trust all information, certifications and documentation that they may reasonably request as necessary or appropriate in connection with the compliance by either of them with the requirements of any applicable law.

14.	REPORTS AND ACCESS

The Sub-Adviser agrees to supply such information to the Manager and to permit such compliance inspections by the Manager or the Fund as shall be reasonably necessary to permit the administrator to satisfy its obligations and respond to the reasonable requests of the Trust.

15.	NOTIFICATION

The Sub-Adviser agrees that it will provide prompt notice to the Manager and Fund about material changes in the employment status of key investment management personnel involved in the management of the Fund, material changes in the investment process used to manage the Fund and any changes in senior management, operations or ownership of the Sub-Adviser’s Firm.

16.	NOTICES

Notices and other communications required or permitted under this Agreement shall be in writing, shall be deemed to be effectively delivered when actually received, and may be delivered by US mail (first class, postage prepaid), by facsimile transmission, by hand or by commercial overnight delivery service, addressed as follows:

MANAGER:	Chief Compliance Officer Balter Capital Management, LLC 125 High Street Oliver Street Tower Suite 802 Boston, MA. 02110 Attn: Victor W. Chiang

SUB-ADVISER:	Madison Street Partners, LLC 3200 Cherry Creek South Drive Suite 360 Denver, CO 80209 Attn: Drew Hayworth

TRUST/FUND:	Professionally Managed Portfolios On behalf of Balter Long/Short Equity Fund 615 East Michigan Street Milwaukee, WI 53202 Attn: Secretary

17.	ASSIGNMENT

This Agreement may not be assigned by any party, either in whole or in part, without the prior written consent of each other party.

18.	SEVERABILITY

If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

19.	CAPTIONS

The caption in this Agreement are not included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

20.	GOVERNING LAW

This agreement shall be governed by, and construed in accordance with, the laws of the state of Delaware without giving effect to the conflict of laws principles of Delaware or any other jurisdiction; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the 1940 Act and the Investment Advisers Act of 1940, as amended, and any rules and regulations promulgated thereunder.

21.	SECURITIES TRANSACTIONS

In no instance will any Fund’s portfolio securities be purchased from or sold to the Manager, the Sub-Adviser, the Trust’s principal underwriter, or any affiliated person the Trust, the Manager, the Sub-Adviser or the Trust’s principal underwriter, acting as principal in the transaction, except to the extent permitted by the SEC and the 1940 Act, including Rule 17a-7 thereunder.

The Sub-Adviser hereby agrees that it shall not consult with any other sub-adviser to the Fund with respect to transactions in securities for the Allocated Portion or any other transactions of Fund assets.

The Sub-Adviser is authorized to engage in transactions in which the Sub-Adviser, or an affiliate of the Sub-Adviser, acts as a broker for both the Fund and for another party on the other side of the transaction (“agency cross transactions”). The Sub-Adviser shall effect any such agency cross transactions in compliance with Rule 206(3)-2 under the Advisers Act and any other applicable provisions of the federal securities laws and shall provide the Manager with periodic reports describing such agency cross transactions. By execution of this Agreement, the Manager authorizes the Sub-Adviser or its affiliates to engage in agency cross transactions, as described above. The Manager may revoke its consent at any time by written notice to the Sub-Adviser.

The Sub-Adviser hereby represents that it has implemented policies and procedures that will prevent the disclosure by it, its employees or its agents of the Trust’s portfolio holdings to any person or entity other than the Manager, the Trust’s custodian, or other persons expressly designated by the Manager.

22.	CODE OF ETHICS

The Sub-Adviser hereby represents that it has adopted policies and procedures and a code of ethics that meet the requirements of Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act. Copies of such policies and procedures and code of ethics and any changes or supplements thereto shall be delivered to the Manager and the Trust, and any material violation of such policies, and procedures and code of ethics by personnel of the Sub-Adviser, the sanctions imposed in response thereto, and any issues arising under such policies, and procedures and code of ethics shall be reported to the Manager and the Trust at the times and in the format reasonably requested by the Manager and the Board of Trustees.

23.	VALUATION OF SUB-ADVISER ASSETS

The Sub-Adviser agrees to monitor the Allocated Portion daily.  As requested by the Manager, the Sub-Adviser hereby agrees to provide additional assistance to the Manager and the Trust’s pricing agents in valuing the Allocated Portion. Such assistance may include fair value pricing of portfolio securities, as requested by the Manager. The Sub-Adviser agrees that it will act, at all times, in accordance with the Trust’s valuation policies and procedures, and will provide such certifications or sub-certifications relating to its compliance with such policies and procedures as reasonably may be requested, from time to time, by the Manager or the Trust.  The Sub-Adviser also will provide such information or perform such additional acts as are customarily performed by a Sub-Adviser and may be required for a Fund or the Manager to comply with their respective obligations under applicable federal securities laws and any rule or regulation thereunder.

24.	ENTIRE AGREEMENT

This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to this Agreement’s subject matter. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day first set forth above.

BALTER CAPITAL MANAGEMENT, LLC (Manager) By: Name: Brad Balter Title: Chief Executive Officer

MADISON STREET PARTNERS LLC (Sub-Adviser) By: Name: Drew Hayworth Title: Portfolio Manager

As a Third Party Beneficiary, and as a party for purposes of Section 6
PROFESSIONALLY MANAGED PORTFOLIOS On behalf of Balter Long/Short Equity Fund By: Name: Elaine E. Richards Title: President

EXHIBIT A

INVESTMENT GUIDELINES

Investment Objectives and Policies

As described in Fund’s current prospectus and SAI, dated on or about the date of this agreement, copies of which have been provided by Manager and agreed to by Sub-Adviser.

Investment Restrictions

As described in Fund’s current prospectus and SAI, dated on or about the date of this agreement, copies of which have been provided by Manager and agreed to by Sub-Adviser.

SCHEDULE A

FUND AND FEES

Series of Trust	Annual Sub-Advisory Fee Rate
Balter Long/Short Equity Fund	1.00%